SSR MINING INC.
(the “Company”)
SSR MINING INC. 2017 SHARE COMPENSATION PLAN
(as approved by the directors of the Company on the 22nd day of March, 2017 and confirmed by the shareholders of the Company on the 4th day of May, 2017)

Article 1.
PURPOSE OF THIS PLAN
This Plan is intended to advance the interests of the Company and its shareholders by attracting, retaining and motivating the performance of selected Eligible Persons of high caliber and potential upon whose judgement, initiative and effort the Company is largely dependent for the successful conduct of its business, and to encourage and enable such Eligible Persons to acquire and retain an equity interest in the Company.
Article 2.
DEFINITIONS

2.1	Definitions. In this Plan, unless there is something in the subject matter or context inconsistent therewith, capitalized words and terms have the following meanings:

(a)
“Administrator” means the Corporate Secretary of the Company or such other director or other senior officer or employee of the Company as may be designated as Administrator by the Board from time to time;

(b)	“Affiliate” has the meaning ascribed thereto in the Business Corporations Act (British Columbia);

(c)
“Aggregate Plans” means this Plan and all of the Company’s other security based compensation arrangements that provide for the issuance from treasury or potential issuance by the Company out of its authorized and unissued Common Shares;

(d)	“Applicable Options” has the meaning ascribed thereto in Section 11.3(a)(i);

(e)	“Applicable Restricted Share Units” has the meaning ascribed thereto in Section 11.3(b)(i);

(f)	“Award” means any Option, Restricted Share Unit or Performance Share Unit granted under this Plan;

(g)
“Blackout Period” means an interval of time during which the Company has determined that one or more Participants may not trade securities of the Company because they may be in possession of undisclosed material information pertaining to the Company;

(h)	“Board” means the board of directors of the Company, as constituted from time to time;

(i)	“Business Combination” has the meaning ascribed thereto in Section 2.1(m);

(j)	“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Vancouver, British Columbia are authorized or required by law to close;

(k)
“Cashless Exercise Sale Price” means the volume weighted average sale price received by the Company upon the sale of Common Shares to cover the Exercise Price of Options that are being exercised pursuant to Section 8.5;

(l)
“Cause” means “Cause”, or an analogous term, as defined in the employment, engagement or consulting agreement, if any, between the relevant Participant and the Company or a Related Entity of the Company and, if there is no such definition or agreement, means any of the following:

(i)	a breach by the Participant of a material term of the applicable employment, engagement or consulting agreement (if any);

(ii)	the repeated and demonstrated failure by the Participant to perform the material duties of his position in a competent manner;

(iii)	the conviction of the Participant for a criminal offence involving fraud or dishonesty, or which otherwise adversely impacts the reputation of the Company or a Related Entity of the Company;

(iv)	failure of the Participant to act honestly or in the best interest of the Company or a Related Entity of the Company;

(v)	failure of the Participant to comply with any Company rules or policies of a material nature;

(vi)
failure of the Participant to obey reasonable instructions provided by him in the course of employment, within five calendar days after receiving written notice of such disobedience from the Company or a Related Entity of the Company; or

(vii)	any actions or omissions on the part of the Participant constituting gross misconduct or negligence resulting in a risk of material harm to the Company or a Related Entity of the Company;

(m)	“Change of Control” means, except as otherwise provided herein with respect to Awards to U.S. Participants, the occurrence of one or more of the following events:

(i)
individuals who, as of the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director after the Effective Date and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board shall be an Incumbent Director; provided, however, that no individual initially elected as a director of the Company as a result of an actual or threatened election contest with respect to the election or removal of directors (“Election Contest”) or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board, including by reason of any agreement intended to avoid or settle any Election Contest or proxy contest, shall be deemed an Incumbent Director;

(ii)
any change in the holding, direct or indirect, of shares in the capital of the Company as a result of which a person or group of persons acting jointly or in concert, or person associated or affiliated with any such person or group within the meaning of the Securities Act (British Columbia), becomes the beneficial owner, directly or indirectly, of shares and/or other securities in excess of the number which, directly or following conversion thereof, would entitle the holder thereof to cast more than 50% of the voting rights attaching to all shares of the Company which may be cast to elect directors of the Company (the "Company Voting Securities"), provided, however, that the events described in this paragraph (ii) shall not be deemed to be a Change of Control by virtue of any of the following acquisitions of Company Voting Securities:

A.	by the Company or a subsidiary;

B.	by any employee benefit plan sponsored or maintained by the Company or any subsidiary;

C.	by any underwriter temporarily holding securities pursuant to an offering of such securities;

D.	pursuant to a Non-Qualifying Transaction (as defined below); or

E.
from the Company pursuant to a transaction (other than one described in (iii) below), if a majority of the Incumbent Directors approve a resolution providing expressly that the acquisition pursuant to this clause shall not constitute a Change of Control;

(iii)
the consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries (a “Business Combination”), unless immediately following such Business Combination:

A.
Company Voting Securities that were outstanding immediately prior to the consummation of such Business Combination (or, if applicable, securities into or for which such Company Voting Securities were converted or exchanged pursuant to such Business Combination) represent more than 50% of the combined voting power of the then outstanding securities eligible to vote for the election of directors or trustees (“voting power”) of (1) the entity resulting from such Business Combination (the “Surviving Entity”), or (2) if applicable, the ultimate parent entity that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Entity (the “Parent Entity”);

B.
no person (other than any employee benefit plan sponsored or maintained by the Surviving Entity or the Parent Entity) is the beneficial owner, directly or indirectly, of 50% or more of the voting power of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity); and

C.
at least a majority of the members of the board of directors of the Parent Entity (or, if there is no Parent Entity, the Surviving Entity) were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination;

(any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”);

(iv)	the approval by the Board or shareholders of the Company of a complete liquidation or dissolution of the Company;

(v)	a sale or other disposition of all or substantially all of the property or assets of the Company, other than to an Affiliate or pursuant to a Non-Qualifying Transaction; or

(vi)	any determination by the majority of Incumbent Directors of the Company that a Change of Control has occurred.

(n)
“Closing Price” of Common Shares at any relevant date means the closing trading price of the Common Shares on the TSX (or any other Stock Exchange on which the majority of the volume of trading of the Common Shares has occurred over the relevant period) on the last Trading Day immediately preceding such date; provided that, if the Common Shares are not listed and posted for trading on any Stock Exchange at the time such calculation is to be made, the “Closing Price” shall be the market price of a Common Share as determined by the Board in good faith;

(o)	“Code” means the U.S. Internal Revenue Code of 1986, as amended;

(p)
“Committee” means the Compensation Committee of the Board, or such other committee or Persons (including, in the absence of a committee, the Board) as may be designated from time to time to administer this Plan;

(q)
“Common Shares” means the common shares without par value in the capital of the Company as constituted on the Effective Date, provided that if the rights of any Participant are subsequently adjusted pursuant to Article 14 hereof, “Common Shares” thereafter means the shares or other securities or property which such Participant is entitled to purchase or receive, pursuant to this Plan, after giving effect to such adjustment;

(r)	“Company” means SSR Mining Inc. and includes any successor company thereto;

(s)	“Company Voting Securities” has the meaning ascribed thereto in Section 2.1(m);

(t)	“Control” has the meaning ascribed thereto in Section 2.23 of National Instrument 45-106 – Prospectus Exemptions;

(u)
“Disability” means, in the case of a Participant who is a member of a long-term disability plan of the Company or an Affiliate of the Company, the Participant’s physical or mental long-term inability to substantially fulfill his duties and responsibilities on behalf of the Company or, if applicable, an Affiliate of the Company in respect of which the Participant commences receiving, or is eligible to receive, long-term disability benefits under such long-term disability plan of the Company or an Affiliate of the Company and, in the case of a Participant who is not a member of a long-term disability plan of the Company or an Affiliate of the Company, a physical or mental impairment that prevents the Participant from engaging in any employment for which the Participant is reasonably suited by virtue of the Participant’s education, training or experience and that can reasonably be expected to last for the remainder of the Participant’s lifetime, as determined by the Board. Notwithstanding the foregoing, for U.S. Participants Disability has the meaning ascribed to it under Section 409A of the Code and applicable regulations.

(v)	“Effective Date” has the meaning ascribed thereto in Section 4.1;

(w)
“Elected Redemption Date” means the date elected by a Participant, who is not a U.S. Participant, pursuant to Section 9.12(a) or, as applicable, the date elected by a U.S. Participant pursuant to Section 9.12(b);

(x)	“Election Contest” has the meaning ascribed thereto in Section 2.1(m);

(y)	“Eligible Person” means an Employee or a Service Provider of the Company or a Related Entity of the Company;

(z)
“Employee” means an individual who is considered an employee under the Income Tax Act (Canada) or any equivalent legislation in a jurisdiction in which the Company operates (i.e. for whom income tax, employment insurance and CPP deductions must be made at source);

(aa)
“Exercise Price” means the price per Common Share at which a Participant may purchase Common Shares pursuant to an Option, provided that if such price is adjusted pursuant to Section 14.1, “Exercise Price” thereafter means the price per Common Share at which such Participant may purchase Common Shares pursuant to such Option after giving effect to such adjustment;

(bb)	“Expiry Date” the date on which an Award expires;

(cc)
“Good Reason” means “Good Reason”, or an analogous term, as defined in the employment, engagement or consulting agreement, if any, between the relevant Participant and the Company or an Affiliate of the Company and, if there is no such definition or agreement, “Good Reason” will arise within twelve (12) months following a Change of Control where the Participant was induced by the actions of the employer to resign or terminate their employment or engagement other than on a purely voluntary basis as a result of the occurrence of one or more of the following events without the Participant’s written consent, such resignation to be effective only if the Participant has provided written notice of such occurrence to the employer immediately upon occurrence of such an event and the employer has not corrected such occurrence within a thirty (30) day period:

(i)	a materially adverse change in the Participant’s position, duties or responsibilities,

(ii)	a materially adverse change in the Participant’s reporting relationship that is inconsistent with the Participant’s title or position,

(iii)	a reduction by the employer of the base salary of the Participant,

(iv)	a material reduction by the employer in the aggregate level of health & welfare benefits made available to the Participant, or

(v)	the permanent relocation by the employer of the Participant’s principal office by more than eighty (80) kilometers from the location where the Participant worked when the Change of Control occurred;

(dd)	“Incumbent Director” has the meaning ascribed thereto in Section 2.1(m);

(ee)	“Insider” has the meaning ascribed thereto in the TSX Company Manual;

(ff)	“Legal Representative” has the meaning ascribed thereto in Section 8.4;

(gg)
“Market Price” of Common Shares at any relevant date means the volume weighted average trading price of the Common Shares on the TSX (or any other Stock Exchange on which the majority of the volume of trading of the Common Shares has occurred over the relevant period) over the thirty Trading Days on which a board lot of Common Shares was traded immediately preceding such date, calculated by dividing the total value of all such trades by the total volume of Common Shares so traded; provided that, if the Common Shares are not listed and posted for trading on any Stock Exchange at the time such calculation is to be made, the “Market Price” shall be the market price of a Common Share as determined by the Board in good faith. For the purpose of Section 8.1 only, the Market Price shall be calculated using the five Trading Days on which a board lot of Common Shares was traded immediately preceding such date rather than thirty Trading Days;

(hh)	“Non-Qualifying Transaction” has the meaning ascribed thereto in Section 2.1(m);

(ii)	“Notice of Exercise” has the meaning ascribed thereto in Section 8.4;

(jj)	“Offer” means a bona fide arm’s length offer made to all holders of voting shares in the capital of the Company to purchase, directly or indirectly, voting shares in the capital of the Company;

(kk)	“Option Expiry Date” has the meaning ascribed thereto in Section 8.2;

(ll)
“Options” means stock options granted hereunder to purchase authorized but unissued Common Shares from the Company pursuant to the terms and conditions hereof, as evidenced by a notice of award, and “Option” means any one of them;

(mm)
“Outstanding Common Shares” at the time of any issuance of Common Shares or the grant of an Award, means the number of Common Shares that are outstanding immediately prior to the share issuance or grant of Awards in question, on a non-diluted basis, or such other number as may be determined under the applicable rules and regulations of all regulatory authorities to which the Company is subject, including any Stock Exchange;

(nn)	“Parent Entity” has the meaning ascribed thereto in Section 2.1(m);

(oo)	“Participant” means an Eligible Person to whom an Award has been granted under this Plan;

(pp)	“Performance Percentage” has the meaning ascribed thereto in Section 9.6;

(qq)
“Performance Period” means a period, as determined by the Board in accordance with Section 9.3, in respect of which a Participant may be or become entitled to receive any amount payable in respect of Performance Share Units;

(rr)
“Performance Share Unit” means an unfunded and unsecured right granted to a Participant to receive, upon the satisfaction of certain criteria, a Common Share or payment in accordance with the provisions of this Plan and includes any dividend equivalent Performance Share Units awarded to a Participant in respect of such Performance Share Units;

(ss)
“Person” means and includes any individual, corporation, limited partnership, general partnership, joint stock company, limited liability corporation, unlimited liability company, joint venture, association, company, trust, bank, trust company, pension fund, business trust or other organization, whether or not a legal entity;

(tt)	“Plan” means this SSR Mining Inc. 2017 Share Compensation Plan, including all Schedules hereto, as the same may from time to time be supplemented or amended and in effect;

(uu)	“Prior Grants” has the meaning ascribed thereto in Section 16.8;

(vv)	“Redemption Date” means the date on which a Share Unit is redeemed;

(ww)
“Redemption Notice” means a notice, submitted to the Company through its electronic compensation plan system or in such other form designated by the Company, pursuant to which the Participant may elect to redeem Vested Share Units and select the percentage of such redeemed Share Units that are to be redeemed for Common Shares issued from treasury;

(xx)	“Regulatory Authority” means a Stock Exchange and all securities commissions or similar securities regulatory authorities having jurisdiction over the Company;

(yy)	“Related Entity” means an Affiliate or a “subsidiary” of the Company as defined in the Business Corporations Act (British Columbia);

(zz)
“Restricted Share Unit” means an unfunded and unsecured right granted to a Participant to receive one or more Common Shares or payments in accordance with the provisions of this Plan and includes any dividend equivalent Restricted Share Units awarded to a Participant in respect of such Restricted Share Units;

(aaa)
“Retires” or “Retirement” means the resignation of an Eligible Person which the Board, in its sole discretion, determines to treat as a retirement, including subject to any conditions imposed by the Board;

(bbb)	“Securities Act” means the Securities Act (British Columbia), as amended from time to time;

(ccc)	“Separation from Service” means separation from service as such term is defined under Section 409A of the Code;

(ddd)
“Service Provider”, as set out in section 613 of the TSX Company Manual, means a person or company engaged by the Company to provide services for an initial, renewable or extended period of twelve months or more and, for greater certainty, does not include an Employee;

(eee)	“Share Unit Account” has the meaning ascribed thereto in Section 9.8;

(fff)	“Share Units” means Performance Share Units and Restricted Share Units, as applicable, and “Share Unit” means any one of them;

(ggg)	“Share Unit Expiry Date” has the meaning ascribed thereto in Section 9.11;

(hhh)	“Stock Exchange” means the TSX and the NASDAQ Stock Market, and any other stock exchange on which the Common Shares are listed or posted for trading;

(iii)	“Surviving Entity” has the meaning ascribed thereto in Section 2.1(m);

(jjj)	“Target Milestones” means performance targets determined pursuant to Section 9.4;

(kkk)	“Termination Date” means:

(i)
in the case of a Participant who is not a U.S. Participant, the Participant’s last day of active employment with the Company or a Related Entity of the Company or last active day as a Service Provider with the Company or a Related Entity, provided that, if such day is not a Trading Day, the Termination Date shall be the Trading Day immediately preceding such day, notwithstanding Section 3.1(f); and

(ii)	in the case of a U.S. Participant, the date on which the U.S. Participant experiences a Separation from Service.
For greater certainty, the determination of the Termination Date of a Participant shall not include any period of statutory, contractual or reasonable notice of termination of employment or any period of salary continuance or deemed employment;

(lll)
“Trading Day” means any date on which the Stock Exchange is open for the trading of Common Shares and on which at least a board lot of Common Shares is traded, provided that, if the Common Shares are listed on more than one Stock Exchange, “Trading Day” means any date on which the Stock Exchange on which the majority of the Company’s trading occurs is open for the trading of Common Shares and on which at least a board lot of Common Shares is traded;

(mmm)	“TSX” means the Toronto Stock Exchange;

(nnn)	“U.S. Participant” means an Eligible Person who is a U.S. citizen or a U.S. resident, in each case as defined in Section 7701(a)(3)(A) and Section 7701(b)(1)(A) of the Code;

(ooo)	“Vested Performance Share Units” has the meaning ascribed thereto in Section 9.7;

(ppp)	“Vested Restricted Share Units” has the meaning ascribed thereto in Section 9.1;

(qqq)	“Vested Share Units” means Vested Performance Share Units and Vested Restricted Share Units, as applicable, and “Vested Share Unit” means any one of them;

(rrr)	“Vesting Date” means:

(i)	each date on which Options granted to a Participant vest as determined by the Board, in its sole discretion, in accordance with Section 8.3;

(ii)	for Performance Share Units granted to a Participant, the date on which the Performance Period ends; and

(iii)	each date on which Restricted Share Units granted to a Participant vest as determined by the Board, in its sole discretion, in connection with such grant; and

(sss)	“voting power” has the meaning ascribed thereto in Section 2.1(m).
Article 3.
INTERPRETATION

3.1	Interpretation. In this Plan, except as otherwise expressly provided:

(a)	any reference in this Plan to a designated “Article”, “Section” or other subdivision or Schedule is a reference to the designated Article, Section or other subdivision of or Schedule to this Plan;

(b)
the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Plan as a whole and not to any particular Article, Section or other subdivision of, or Schedule to, this Plan;

(c)	the headings are for convenience only and do not form a part of this Plan and are not intended to interpret, define or limit the scope, extent or intent of this Plan;

(d)
words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include any other gender, the word “or” is not exclusive and the word “including” is not limiting whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto;

(e)
unless otherwise provided, all amounts are stated in Canadian dollars and are to be paid in Canadian dollars, U.S. dollars or any other currency that is accepted as legal tender in the countries in which the Company operates; and

(f)	where the time for doing an act falls or expires on a day which is not a Business Day, the time for doing such act is extended to the next Business Day.
Article 4.
EFFECTIVE DATE OF PLAN

4.1	Effective Date of this Plan. The effective date (the “Effective Date”) of this Plan is May 4, 2017, the date on which this Plan was approved by the shareholders of the Company.

4.2
Three Year Shareholder Approval. In accordance with the requirements of the TSX, any unallocated Awards under the rolling 6.5% maximum allowed under Section 6.1 will require the further approval of the Board and shareholders of the Company at least once during each three (3) year period that has elapsed from the Effective Date.

Article 5.
ADMINISTRATION OF PLAN

5.1
Administration of Plan. This Plan shall be administered by the Board, taking into consideration any recommendations from the Committee. Subject to the provisions of this Plan, applicable laws and any approvals required of any regulatory authorities to which the Company is subject, including any Stock Exchange, the Board shall have the power and authority to make all decisions relating to the administration and implementation of this Plan including, without limitation, determining the types and number of Awards to be granted and the terms of such Awards. Unless otherwise expressly provided in this Plan, all designations, determinations, interpretations and other decisions under or with respect to this Plan or any Award are within the sole discretion of the Board and may be made at any time. Such designations, determinations, interpretations and other decisions shall be final, conclusive and binding upon any Eligible Person and any holder or beneficiary of any Award.

5.2
Delegation. Subject to applicable laws and the rules of any regulatory authorities to which the Company is subject, including the Stock Exchange, the Board may delegate to the Committee or any director, officer or employee of the Company such duties and powers of the Board relating to this Plan as it may see fit. To the extent the Board has delegated any such duties and powers to the Committee or any such individual then all references in this Plan to the Board shall be read as the Committee or any such individual, as applicable, to the extent such reference relate to the duties and powers that have been so delegated.

Article 6.
COMMON SHARES AVAILABLE FOR AWARDS

6.1
Common Shares Available. Subject to Section 6.2 and to adjustment as provided in Article 14, the aggregate number of Common Shares that may be issuable pursuant to the Aggregate Plans, shall not at any time exceed 6.5% of the then Outstanding Common Shares.

6.2
Common Shares Available for Full-Value Awards. For the purposes of Section 6.1, and subject to Section 6.3, the aggregate number of Common Shares that may be issuable pursuant to Share Units awarded under this Plan shall not at any time exceed 2% of the then Outstanding Common Shares, and no Share Unit may be granted if such grant would have the effect of causing the total number of Common Shares potentially issuable in respect of Share Units to exceed the percentage set out above in this Section 6.2.

6.3
Other Accounting for Award. Any Common Shares related to an Award which has been exercised or which terminates by expiration, forfeiture, cancellation or otherwise without the issuance of such Common Shares shall again be available for issuance under this Plan. Common Shares shall not be deemed to have been issued pursuant to this Plan with respect to any portion of an Award that is settled in cash or by delivery to a Participant of Common Shares purchased through the facilities of any Stock Exchange, in accordance with the terms of this Plan.

6.4
Reservation of Shares. The Board will reserve for allotment, from time to time, out of the authorized but unissued Common Shares, sufficient Common Shares to provide for issuance of all Common Shares which are issuable under all outstanding Awards.

6.5	No Fractional. No fractional Common Shares may be purchased or issued under this Plan.
Article 7.
GRANT OF AWARDS

7.1
Eligible Persons. Subject to the rules set out below, the Board may, from time to time, grant to any Eligible Person one or more Awards, as the Board deems appropriate, in its sole discretion. A Participant, who holds any Award at the time of the granting of a subsequent Award, may hold more than one type of Award. No grants of Performance Share Units shall be made by the Board more than 90 days following the commencement of the applicable Performance Period.

7.2
Date Award Granted. The date on which an Award will be deemed to have been granted under this Plan will be the date on which the Board authorizes the grant of such Award or such future date as specified by the Board at the time the grant of such Award is authorized.

7.3
Number of Common Shares / Maximum Grant. The number of Common Shares that may be purchased under any Award, or the amount of any Award that shall be granted in any form that may result in the issuance of Common Shares, will be determined and fixed by the Board at the date of grant, provided that:

(a)
the number of Common Shares reserved for issuance to any one Participant pursuant to the Aggregate Plans within any one (1) year period shall not, in aggregate, exceed 5% of the total number of Outstanding Common Shares; and

(b)	the number of Common Shares:

(i)	issuable, at any time, to Participants that are Insiders, and

(ii)	issued to Participants that are Insiders within any one (1) year period, pursuant to the Aggregate Plans shall not, in aggregate, exceed 5% of the total number of Outstanding Common Shares.
For the purposes of this Section 7.3, Common Shares issued pursuant to an entitlement granted prior to the grantee becoming an Insider may be excluded in determining the number of Common Shares issuable to Insiders.

7.4	No Certificates. No certificates shall be issued with respect to Awards. All records relating to the Awards shall be maintained in the Company’s electronic compensation plan system.
Article 8.
OPTIONS

8.1
Exercise Price. The Exercise Price per Common Share under each Option shall not be less than the greater of the Market Price of the Common Shares at the time of grant and the Closing Price of the Common Shares at the time of grant. Notwithstanding anything else contained herein, in no case will the Exercise Price per Common Share under each Option be less than the minimum prescribed by any Stock Exchange at the time of grant.

8.2
Term of Options. Subject to Article 11 and Section 13.1, the Expiry Date for each Option will be the date determined by the Board and specified in the notice of award pursuant to which such Option is granted (the “Option Expiry Date”), provided that such date may not be later than the earlier of: (i) the date which is the seventh (7th) anniversary of the date on which such Option is granted, and (ii) the latest date permitted under the applicable rules and regulations of all regulatory authorities to which the Company is subject, including any Stock Exchange.

8.3
Vesting and Other Restrictions. Subject to the terms and conditions of this Plan, the Board shall, in its sole discretion, determine the Vesting Dates and the proportion of Options to vest on each such Vesting Date applicable to each award of Options at the time of such award. Unless otherwise specified herein or determined by the Board, Options granted to a Participant shall vest, as to one-third of the number of such Options, on each of the first, second and third anniversaries of the date of grant, subject to the Participant continuing to be an Eligible Person.

8.4
Exercise of Options. Each Option granted under this Plan may be exercised only by notice (“Notice of Exercise”) submitted to the Company through its electronic compensation plan system, or in such other form designated by the Company and signed by the Participant, or the legal representative or committee or attorney, as the case may be (the “Legal Representative”), of the Participant, and delivering to the Administrator full payment for an amount equal to the aggregate Exercise Price of the Common Shares being purchased. Such consideration may be paid in any combination of the following:

(a)	bank draft or certified cheque payable to the Company; or

(b)	such other consideration as the Board may permit, consistent with applicable laws.
As soon as practicable after any exercise of an Option, the Company shall issue to the Participant the Common Shares in respect of which such Option is exercised.

8.5
Cashless Exercise. Notwithstanding any other provision of the Plan, unless otherwise determined by the Board, in its sole discretion, a Participant may elect “cashless” exercise in a Notice of Exercise. In such case, the Participant will not be required to deliver to the Company the bank draft or certified cheque referred to in Section 8.4(a). Instead, the number of Common Shares to be issued or otherwise provided to the Participant upon such election is the number obtained: by dividing (a) the difference between (i) the difference between the Cashless Exercise Sale Price and the Exercise Price, multiplied by the number of Common Shares in respect of which the Option would otherwise be exercised upon payment of the aggregate Exercise Price and (ii) all applicable fees incurred by the Company in connection with the cashless exercise, by (b) the Cashless Exercise Sale Price. Upon any such election, the Company may, instead of issuing or otherwise providing to the Participant the number of Common Shares calculated in accordance with the preceding sentence, pay the Participant by cheque the amount of money calculated in accordance with clause (a).

8.6
U.S. Provisions. Any adjustment to or amendment of an outstanding Option granted to a U.S. Participant (including, but not limited to, amendments or adjustments contemplated under Article 15 or Article 14 with respect to the exercise price and number of Common Shares subject to an Option, and adjustments with respect to extension of the term of an Option, and any other amendments or adjustments otherwise permitted pursuant to Section 5.1) will be made so as to comply with, and not create any adverse consequences under, Section 409A of the Code.

Article 9.
SHARE UNIT AWARDS
Restricted Share Unit Award

9.1
Vesting Provisions. The Board shall, in its sole discretion, determine the Vesting Dates and the proportion of Restricted Share Units to vest on each such Vesting Date applicable to each grant of Restricted Share Units at the time of such grant. Unless otherwise specified herein or determined by the Board, Restricted Share Units granted to a Participant shall vest, as to one-third of the number of such Restricted Share Units, on each of the first, second and third anniversaries of the date on which they were granted, subject to the Participant continuing to be an Eligible Person. Dividend equivalent Restricted Share Units awarded to Participants under Section 9.10 shall vest with the Restricted Share Units in respect of which they were credited to the Participant's Share Unit Account. Except where the context requires otherwise, the Restricted Share Units which have so vested shall be referred to herein as “Vested Restricted Share Units”.

9.2
Vesting During Continued Eligibility. Subject to Article 11 and Article 15, Restricted Share Units granted to a Participant shall vest on the Vesting Dates, in accordance with the provisions of this Article 9, provided the Participant remains an Eligible Person on the applicable Vesting Date.

Performance Share Unit Award

9.3
Performance Period. The Board shall, in its sole discretion, determine the Performance Period applicable to each grant of Performance Share Units at the time of such grant. Unless otherwise specified by the Board, the Performance Period applicable to a grant of Performance Share Units shall be a period of 36 months commencing on the 1st of January and ending on December 31st.

9.4
Determination of Target Milestones. The Target Milestones for each Performance Period shall be determined by the Board, in its sole discretion, based on measurable performance criteria established by the Board in advance. Unless otherwise determined by the Board the Target Milestones for each Performance Share Unit shall be as set forth in Schedule “A”.

9.5
Vesting During Eligibility. Subject to Article 11 and Article 15, Performance Share Units granted to a Participant shall vest on the Vesting Date in accordance with this Article 9, provided the Participant remains an Eligible Person on the applicable Vesting Date.

9.6
Determination of Performance Percentage. The performance achievement of the Target Milestones for an applicable Performance Period shall be determined by assigning a percentage from 0 per cent to 200 per cent reflecting such performance (the “Performance Percentage”).

9.7
Vesting of Performance Share Units Based on Performance Percentage. Unless otherwise determined by the Board, and subject to Article 11, the number of Performance Share Units granted to the Participant which shall vest on the Vesting Date shall be calculated by multiplying (a) the aggregate number of such Performance Share Units by (b) the Performance Percentage. Except where the context requires otherwise, the Performance Share Units which have so vested shall be referred to herein as “Vested Performance Share Units”.

Share Unit Account

9.8
Share Unit Account. An account, to be known as a “Share Unit Account”, shall be maintained by the Company for each Participant and shall be credited with such Share Units that are granted to the Participant.

9.9
Cancellation of Share Units that Fail to Vest or Are Redeemed. Share Units that fail to vest or be redeemed in accordance with this Article 9 or Article 11 shall be cancelled and shall cease to be recorded in the Share Unit Account of the relevant Participant as of the date on which such Share Units are forfeited or redeemed, as the case may be, and the Participant will have no further right, title or interest in or to such Share Units.

9.10
Dividends. Whenever cash dividends are paid on the Common Shares, additional Share Units will be credited to a Participant's Share Unit Account in accordance with this Section 9.10. The number of such additional Restricted Share Units and/or Performance Share Units, as the case may be, to be so credited will be calculated by dividing (a) the cash dividends that would have been paid to such Participant if the Share Units recorded in the Participant's Share Unit Account as at the record date for the dividend had been Common Shares by (b) the Closing Price on the Trading Day immediately preceding the date on which the Common Shares began to trade on an ex-dividend basis, rounded down to the next whole number of Share Units. The additional Share Units granted to a Participant shall be subject to the same terms and conditions, including vesting and settlement terms, as the corresponding Restricted Share Units or Performance Share Units, as the case may be. No fractional Share Units will thereby be created.

Expiry and Redemption of Share Units

9.11
Term of Share Units. Subject to Article 11 and Section 13.2, the Expiry Date for each Share Unit will be the date determined by the Board and specified in the notice of award pursuant to which such Share Unit is granted (the “Share Unit Expiry Date”), provided that such date may not be later than the earlier of: (i) the date which is the tenth (10th) anniversary of the date on which such Share Unit is granted, and (ii) the latest date permitted under the applicable rules and regulations of all regulatory authorities to which the Company is subject, including any Stock Exchange.

9.12	Elected Redemption Date Notice. Participants shall elect, by submitting a Redemption Notice, an Elected Redemption Date for Share Units as follows:

(a)
Participants that are not U.S. Participants may elect at any time to redeem Vested Share Units on any date or dates after the date the Share Units become Vested Share Units and on or before the Expiry Date; and

(b)
U.S. Participants may irrevocably elect to have Vested Share Units redeemed on a fixed date or dates after the date the Share Units become Vested Share Units and on or before the Expiry Date provided that such election must be irrevocably made prior to the earlier of: (i) receipt by the U.S. Participant of each award of Share Units; and (ii) the first day of the taxable year of the U.S. Participant in which the Performance Period, or other period over which the awards is to be earned and vests, begins. For this purpose a “fixed date” may include any permissible payment event under Section 409A of the Code, for example, Separation from Service or a Change of Control (if also a change of control for purposes of Section 409A of the Code).

If a Participant who is not a U.S. Participant does not elect an Elected Redemption Date in respect of an award of Share Units in accordance with Section 9.12(a), the Share Units shall be redeemed on the Expiry Date in accordance with Section 9.13. If a U.S. Participant does not timely elect an Elected Redemption Date in respect of an award of Share Units in accordance with Section 9.12(b), the Vesting Date shall be deemed to be the Elected Redemption Date and the Share Units shall be redeemed in accordance with Section 9.13.

9.13
Redemption of Share Units. The Company shall redeem the Vested Share Units elected to be redeemed by the Participant on the earlier of (i) within fifteen Business Days of the Elected Redemption Date and (ii) the date set out in Article 11 or Section 12.1, if applicable, by, subject to Section 10.5, at the election of the Participant in the Redemption Notice, issuing to the Participant the number of Common Shares equal to the number of Vested Share Units elected to be redeemed. If the Participant does not elect in the Redemption Notice to have the Vested Share Units redeemed by the issuance of Common Shares then, at the Board’s sole discretion, the Vested Share Units shall be redeemed on the earlier of (i) within fifteen Business Days of the Elected Redemption Date and (ii) the date set out in Article 11 or Section 12.1, if applicable, by, subject to Section 10.5: (i) issuing to the Participant the number of Common Shares equal to the number of Vested Share Units elected to be redeemed; (ii) paying the Participant a cash amount equal to the Market Price of such Vested Share Units on the Redemption Date; or (iii) purchasing on the open market the number of Common Shares equal to the number of Vested Share Units to be redeemed for delivery to the Participant. Notwithstanding the foregoing or any other provision in the Plan, if Share Units held by a U.S. Participant will be redeemed as a result of the U.S. Participant’s Separation from Service, and such U.S. Participant is a Specified Employee as defined under Section 409A of the Code and applicable regulations at the time of such Separation from Service, the redemption of Share Units that are subject to Section 409A of the Code will be delayed until a date that is six months and one day following the date of the Separation from Service.

Article 10.
GENERAL TERMS OF AWARDS

10.1	Consideration for Awards. Awards may be granted for no cash consideration or for any cash or other consideration as determined by the Board and required by applicable law.

10.2
Notice of Award. The Company shall provide the applicable Eligible Person with a notice of an Award promptly after it is granted. If required by the Company, the Eligible Person may be required to return an acknowledgement of such Award in such form as required by the Company.

10.3
Awards May Be Granted Separately or Together. Awards may, in the discretion of the Board, be granted alone, in addition to, or in tandem with, any other Award or any award granted under any plan of the Company or any Affiliate of the Company. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any such other plan of the Company or any Affiliate of the Company may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

10.4
Forms of Payment under Awards. Subject to the terms of this Plan, payments or transfers to be made by the Company or an Affiliate of the Company upon the grant, exercise or payment of an Award may be made in such form or forms as the Board shall determine (including, without limitation, cash in any currency that is accepted as legal tender in the countries in which the Company operates, Common Shares, promissory notes, other securities, other Awards or other property, or any combination thereof), and may be made in a single payment or transfer, in instalments or on a deferred basis, in each case in accordance with rules and procedures established by the Board. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on instalment or deferred payments or the grant or crediting of dividend equivalents with respect to instalment or deferred payments. Notwithstanding the foregoing, the settlement/pay out with respect to Share Units of U.S. Participants will not be accelerated or delayed unless such acceleration or delay is permitted under applicable U.S. tax principles, including, but not limited to, Section 409A of the Code to the extent it is applicable.

10.5
Withholding Tax. The Company or an Affiliate of the Company may take such reasonable steps for the deduction and withholding of any taxes and other required source deductions which the Company or an Affiliate of the Company, as the case may be, is required by any law or regulation of any governmental authority whatsoever to remit in connection with this Plan or the grant of any Options or Share Units or any issuance of Common Shares in relation thereto. Without limiting the generality of the foregoing, the Company may, at its discretion:

(a)
deduct and withhold those amounts it is required to remit from any cash remuneration or other amount payable to the Participant, whether or not related to this Plan, upon the exercise of any Options, the redemption of any Share Units or the issuance or transfer of any Common Shares in relation to this Plan;

(b)
require the Participant to make a cash payment to the Company equal to the amount required to be remitted, which amount shall be remitted by the Company to the appropriate governmental authority for the account of the Participant; or

(c)
sell, or engage a broker to sell, on behalf of the Participant, that number of Common Shares to be issued or transferred upon the exercise of Options or redemption of Share Units such that the amount withheld by the Company from the proceeds (net of selling costs) of such sale will be sufficient to satisfy any taxes required to be remitted by the Company for the account of the Participant.

Where the Company considers that the steps undertaken in connection with the foregoing result in inadequate withholding or a late remittance of taxes, the delivery of any Common Shares to be issued to a Participant pursuant to this Plan may be made conditional upon the Participant (or other Person) reimbursing or compensating the Company or making arrangements satisfactory to the Company for the payment in a timely manner of all taxes required to be remitted for the account of the Participant.
Each Participant or his or her Legal Representative, as the case may be, is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such Participant in connection with the Plan (including any taxes and penalties under section 409A of the Code or any applicable law), and neither the Company nor any Affiliate of the Company shall have any obligation to indemnify or otherwise hold such Participant or the Participant's Legal Representative harmless from any or all of such taxes or penalties.

10.6
Restrictions, Stock Exchange Listing. All Common Shares or other securities delivered under this Plan pursuant to any Award or the exercise thereof shall be subject to any restrictions or repurchase rights as the Board may deem advisable under this Plan, applicable securities laws and regulatory requirements, including the requirements of any Stock Exchange, and applicable Canadian corporate laws, and the Board may direct appropriate restrictions or repurchase rights and cause legends to be placed on the certificates for such Common Shares or other securities to reflect such restrictions or repurchase rights, as applicable. If the Common Shares or other securities are traded a Stock Exchange or Stock Exchanges, the Company shall not be required to deliver any Common Shares or other securities covered by an Award unless and until such Common Shares or other securities have been admitted for trading on such Stock Exchange(s).

10.7
Provisions Relating to Common Share Issuances. Each notice of award will contain such provisions, as in the opinion of the Board, are required to ensure that no Common Shares are issued on the exercise or redemption of an Award, as applicable, unless the Board is satisfied that the issuance of such Common Shares will be exempt from all registration or qualification requirements of applicable securities laws and will be permitted under the applicable rules and regulations of all regulatory authorities to which the Company is subject, including any Stock Exchange. In particular, if required by any regulatory authority to which the Company is subject, including any Stock Exchange, a notice of award may provide that shareholder approval to the grant of an Award must be obtained prior to the exercise or redemption of the Award, as applicable, or to the amendment of the notice of award.

10.8
Compliance with Section 409A. It is intended that Share Units either will be exempt from Section 409A of the Code, or will comply with the requirements of Section 409A of the Code and the provisions of this Plan and related notice of awards will be construed and administered accordingly.

10.9
Change in Status. A change in the status, office, position or duties of a Participant from the status, office, position or duties held by such Participant on the date on which the Award was granted to such Participant will not result in the termination of the Award granted to such Participant provided that such Participant remains an Eligible Person.

10.10	Non-Transferability of Awards. Awards are not transferable or assignable. Awards may only be exercised by the Participant or in the event of:

(a)	the death of the Participant (or, in the case of a Service Provider, the death of the principal in respect of such Service Provider); or

(b)
the appointment of a committee or duly appointed attorney of the Participant on the grounds that the Participant is incapable, by reason of physical or mental infirmity, of managing their affairs (or, in the case of a Service Provider, the appointment of a committee or duly appointed attorney of the principal in respect of such Service Provider), by the Participant’s Legal Representative.

10.11	No Interest. For greater certainty, no interest shall be payable to Participants in respect of any amount payable under this Plan.

10.12
Conditions. Notwithstanding any of the provisions contained in this Plan or in any notice of award, the Company’s obligation to issue Common Shares to a Participant pursuant to the exercise of an Option, redemption of any Share Units or the granting of any Award will be subject to, if applicable:

(a)
completion of such registration or other qualification of such Common Shares or obtaining approval of such governmental authority as the Company will determine to be necessary or advisable in connection with the authorization, issuance or sale thereof; and

(b)
the receipt from the Participant of such representations, agreements and undertakings, including as to future dealings in such Common Shares, as the Company or its counsel determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.

Article 11.
CEASING TO BE AN ELIGIBLE PERSON

11.1
Ceasing to be an Eligible Person. If a Participant ceases to be an Eligible Person, and if the Participant is a U.S. Participant he or she experiences a Separation from Service, for any reason other than as set out in Sections 11.2 to 11.5 including, without limitation, as a result of such Participant’s resignation (other than in circumstances described in Article 15) then:

(a)
only the portion of the Option that is vested and exercisable as of the Termination Date may be exercised by the Participant. Any such exercise must be during the period ending on the earlier of (i) thirty (30) days after the Termination Date and (ii) the Option Expiry Date, after which period the Option will expire. For greater certainty, any portion of the Option that is unvested as of the Termination Date shall terminate on the Termination Date;

(b)
all Vested Share Units shall be redeemed immediately in accordance with Section 9.13 and all unvested Share Units shall be forfeited and cancelled and cease to be recorded in the Share Unit Account of the relevant Participant as of the Termination Date, and the Participant will have no further right, title or interest in or to such unvested Share Units.

11.2
Termination for Cause. If a Participant is terminated for Cause or a Participant’s contract as a Service Provider is terminated by the Company or a Related Entity of the Company before its normal termination date for Cause, including where a Participant resigns from their employment or terminates their contract as a Service Provider after being requested to do so by the Company or a Related Entity of the Company, as an alternative to being terminated for Cause, and as a result the Participant ceases to be an Eligible Person:

(a)	then all Options held by such Participant (including those Options that have vested) shall terminate on the Termination Date;

(b)
all Vested Share Units and unvested Share Units shall be forfeited and cancelled and cease to be recorded in the Share Unit Account of the relevant Participant as of the Termination Date, and the Participant will have no further right, title or interest in or to such Share Units.

11.3
Termination without Cause. If a Participant ceases to be an Eligible Person, and if the Participant is a U.S. Participant he or she experiences a Separation from Service, as the result of such Participant being terminated as an Employee or Service Provider (prior to the expiry of their term of engagement) without Cause (other than in circumstances described in Article 15):

(a)	such portion of the Participant’s unvested Options shall vest immediately prior to the Participant’s Termination Date, as determined by the formula (A*(B/C)) - D where:

(i)	A is the total number of Options (vested and unvested) that were granted on the same date pursuant to the same notice of award as the unvested Options (the “Applicable Options”);

(ii)	B is the number of completed months from the first day the unvested Options were granted to the Termination Date;

(iii)	C is the number of months from the date of grant of the Applicable Options to the latest Vesting Date of the Applicable Options as approved by the Board; and

(iv)	D is the total number of vested Applicable Options.
The Expiry Date of all vested Options shall be the earlier of (i) ninety (90) days after the Termination Date and (ii) the Option Expiry Date. For greater certainty, any portion of the Option that is unvested on the Termination Date shall terminate on the Termination Date;

(b)	such portion of the Participant’s unvested Restricted Share Units shall vest immediately prior to the Participant’s Termination Date, as determined by the formula (A*(B/C)) - D where:

(i)
A is the total number of Restricted Share Units (vested and unvested) that were granted on the same date pursuant to the same notice of award as the unvested Restricted Share Units plus all and related dividend equivalent Restricted Share Units (vested and unvested) (the “Applicable Restricted Share Units”);

(ii)	B is the number of completed months from the first day the unvested Restricted Share Units were granted to the Termination Date;

(iii)	C is the number of months from the date of grant of the Applicable Restricted Share Units to the latest Vesting Date of the Applicable Restricted Share Units as approved by the Board; and

(iv)	D is the total number of vested Applicable Restricted Share Units.

All Vested Restricted Share Units shall be redeemed immediately in accordance with Section 9.13 and all unvested Restricted Share Units on the Termination Date shall be forfeited and cancelled and cease to be recorded in the Share Unit Account of the relevant Participant as of the Termination Date, and the Participant will have no further right, title or interest in or to such unvested Restricted Share Units;

(c)
a pro rata portion of the Participant’s unvested Performance Share Units shall vest in accordance with their terms, based on the product of (i) the product of (y) the number of completed months from the first day of the Performance Period to the Termination Date divided by the number of months in the Performance Period and (z) the number of unvested Performance Share Units and (ii) the Performance Percentage. The Performance Percentage shall be determined at the end of the Performance Period using the same factors as if the Participant had remained an Eligible Person until the scheduled vesting date for the Performance Share Units. All Vested Performance Share Units shall be redeemed immediately after the last day of the Performance Period pursuant to Section 9.13 and all unvested Performance Share Units on the Termination Date that will not be vested in accordance with this Section 11.3(c) shall be forfeited and cancelled and cease to be recorded in the Share Unit Account of the relevant Participant on the Termination Date, and the Participant will have no further right, title or interest in or to such unvested Performance Share Units.

11.4
Death. If a Participant ceases to be an Eligible Person as a result of the Participant’s death or if a Participant’s contract as a Service Provider is frustrated before its normal termination date due to death, then:

(a)
all unvested Options will immediately vest on the Termination Date and the vested Options will continue to be exercisable pursuant to Section 8.2 after the death of the Participant (or, in the case of a Service Provider that is not an individual, the death of the principal which results in the frustration of the Service Provider’s contract). The exercise of all vested Options that were granted to the Participant must be effected by a Legal Representative of the Participant’s estate (or, in the case of a Service Provider that is not an individual, the Legal Representative of the principal in respect of such Service Provider) or by a Person who acquires the Participant’s rights under the Options by bequest or inheritance, and such Options will expire on the earlier of (i) twelve (12) months after the Termination Date and (ii) the Option Expiry Date;

(b)
all unvested Share Units granted to the Participant shall vest on the Termination Date and the Termination Date shall be the Vesting Date and all Vested Share Units shall be redeemed immediately pursuant to Section 9.13. The Performance Percentage for each Vested Performance Share Unit shall be 100.

11.5
Retirement of Non U.S. Participants/Disability. If a Participant who is not a U.S. Participant ceases to be an Eligible Person as a result of a Disability or Retirement or if such a Participant’s contract as a Service Provider is frustrated before its normal termination date due to a Disability or if a U.S. Participant experiences a Disability then:

(a)
all unvested Options shall continue to vest pursuant to their original terms for a period of three years from the Termination Date. The Expiry Date for all Vested Options, including those Options that vest pursuant to the terms of this Section 11.5(a), shall be the period ending on the earlier of (i) three years after the Termination Date and (ii) the Option Expiry Date, after which period the Options will expire;

(b)
all unvested Share Units shall continue to vest pursuant to their original terms for a period of three years from the Termination Date. The Expiry Date for all Vested Share Units shall be the earlier of (i) three years after the Termination Date or in the case of a U.S. Participant three years after the Disability or Separation from Service and (ii) the Share Unit Expiry Date. The Performance Percentage for Performance Share Units that vest pursuant to this Section 11.5(b) shall be determined on the same basis as if the Participant continued to be an Eligible Person.

11.6	Retirement of U.S. Participants. If a U.S. Participant experiences a Separation from Service, as a result of the U.S. Participant’s Retirement prior to the Vesting Date of any:

(a)
Options awarded to the U.S. Participant, the Board shall determine whether, in respect of each grant of Options, the Options, or any portion thereof, granted to such U.S. Participant shall vest on the Termination Date and in such case the Termination Date shall be the Vesting Date; and

(b)
unvested Share Units awarded to the U.S. Participant, the Board shall have the discretion to determine that, in respect of each grant of such Share Units, the Share Units, or a portion thereof, granted to such U.S. Participant shall vest on the Termination Date and in such case the Termination Date shall be the Vesting Date. If the Board determines that any Performance Share Units should vest on the Termination Date then the Board shall determine the Performance Percentage to be applied based on factors determined by the Board in its discretion, including the objective measure of performance toward achievement of the Target Milestones through to the Termination Date and such other factors as the Board determines appropriate in the circumstances. All Vested Restricted Share Units and Restricted Share Units that become vested pursuant to this Section 11.6(b) shall be redeemed immediately in accordance with Section 9.13 and any unvested Restricted Share Units that do not become vested pursuant to this Section 11.6(b) shall be forfeited and cancelled and cease to be recorded in the Share Unit Account of the relevant U.S. Participant as of the Termination Date, and the U.S. Participant will have no further right, title or interest in or to such unvested Restricted Share Units; and (ii) all Vested Performance Share Units and Performance Share Units that become vested pursuant to this Section 11.6(b) shall be redeemed immediately after the last day of the Performance Period in accordance with Section 9.13 and any unvested Performance Share Units that do not become vested pursuant to this Section 11.6(b) shall be forfeited and cancelled and cease to be recorded in the Share Unit Account of the relevant U.S. Participant as of the Termination Date, and the U.S. Participant will have no further right, title or interest in or to such unvested Performance Share Units

Article 12.
CHANGE OF CONTROL

12.1
Change of Control. For purposes of this Section 12.1, with respect to Share Units of U.S. Participants, Change of Control shall mean the events and circumstances described in the Change of Control definition set forth in Section 2.1(m), provided that such event or circumstance also is a “change of control event” within the meaning of Section 409A of the Code. Subject to the applicable rules and regulations of all regulatory authorities to which the Company is subject, including any Stock Exchange, and notwithstanding any other provision of this Plan, in the event of a Change of Control, the following provisions shall apply:

(a)
in the event of a transaction that would result in a Change of Control the Board may, in its sole discretion, immediately vest all unvested Awards, provided that with respect to Awards granted to U.S. Participants such acceleration of vesting will not change the time of redemption/payment with respect to Share Units that are subject to Section 409A of the Code, except to the extent permitted under Section 409A. If the Board vests any Performance Share Units pursuant to this Section 12.1(a) then, the Performance Percentage for such Vested Performance Share Units shall be between 100 per cent and 200 per cent, as determined by the Board, in its sole discretion; and

(b)
in the event of a Change of Control and the termination of an Employee or Service Provider’s engagement within 12 months after the Change of Control for any reason other than resignation without Good Reason or termination for Cause:

(i)
all unvested Options held by such Participant shall immediately vest on the Termination Date and the Expiry Date of all Vested Options held by the Participant shall be the earlier of (i) twelve months after the Termination Date and (ii) the Option Expiry Date;

(ii)
all unvested Restricted Share Units held by such Participant shall immediately be deemed to be Vested Restricted Share Units as of the Termination Date, which, for the purposes of this Section 12.1(b)(ii), shall be deemed to be the Vesting Date, and the Company shall immediately redeem such Vested Restricted Share Units for, at the election of the Participant, (i) Common Shares issued from treasury, (ii) Common Shares purchased on the open market or (iii) a cash amount equal to the Market Price of such Vested Restricted Share Units as of the Termination Date; and

(iii)
all unvested Performance Share Units held by such Participant shall immediately be deemed to be Vested Performance Share Units as of the Termination Date, which, for the purposes of this Section 12.1(b)(iii), shall be deemed to be the Vesting Date, based on an assumed Performance Percentage of (a) 100 per cent or (b) at the Board’s discretion, between 100 per cent and 200 per cent and the Company shall immediately redeem such Vested Performance Share Units for, at the election of the Participant, (i) Common Shares issued from treasury, (ii) Common Shares purchased on the open market or (iii) a cash amount equal to the Market Price of such Vested Performance Share Units as of the Termination Date;

Notwithstanding the foregoing provisions of this Article 15, the Board may, in its sole discretion, make such determinations as it considers appropriate in the circumstances upon a Change of Control to ensure the fair treatment of Participants in such circumstances in light of the objectives of this Plan, including, without limitation, with respect to the vesting periods and Performance Percentages applicable to any Share Units, the amounts to be paid to Participants on the redemption of any Share Units and/or the termination of this Plan (and, for greater certainty, such determinations may result in different vesting, redemption or payment terms than would result from the operation of Sections 12.1(a) and (b) without such determinations).

12.2
Change of Control – Exercise to Participate in Transaction. Notwithstanding Section 12.1, the Board may, in its sole discretion, allow a Participant to exercise an Option or redeem a Share Unit that has not otherwise vested for Common Shares, and

(a)
if a “take-over bid” (within the meaning of applicable securities legislation) made by any Person for the voting securities of the Company would, if successful, result in a Change of Control, then the Participant may exercise such Option or redeem such Share Unit for Common Shares during the period ending on the earlier of the expiration of the take-over bid and the Expiry Date solely for the purpose of depositing the Common Shares related to such Option or Share Unit pursuant to the take-over bid, and

(b)
if any other transaction or series of transactions is contemplated, which would, if successful, result in a Change of Control, then the Participant may exercise their Option or redeem their Share Unit for Common Shares during such period as is determined by the Board to be reasonable in the circumstances solely for the purpose of participating in the transaction or series of transactions;

provided that if such Change of Control does not occur then the Participant shall promptly return the Common Shares (or the portion that are not taken up and paid for) to the Company for cancellation, the Option or Share Unit respecting such Common Shares shall be deemed not to have been exercised or redeemed, as applicable, the Common Shares shall be deemed not to have been issued and in the case of an Option, the Company shall refund to the Participant the aggregate Exercise Price for the Common Shares (unless the Participant elected cashless exercise).

Article 13.
BLACKOUT EXTENSIONS

13.1
Options. Where the Expiry Date for an Option occurs during or within nine (9) Business Days following the end of a Blackout Period, the Expiry Date for such Option automatically shall be extended to the date which is ten (10) Business Days following the end of such Blackout Period.

13.2
Share Units. If the Redemption Date for a Vested Share Unit occurs during or within nine (9) Business Days following the end of a Blackout Period, then, notwithstanding any other provision of this Plan, the Vested Share Unit shall instead be redeemed on, and “Redemption Date” shall mean the date which is ten (10) Business Days after the date on which the Blackout Period ends. In such case, the Company shall redeem all such Vested Share Units in accordance with Section 9.13 as of the Redemption Date, determined in accordance with this Section 13.2, except that if the Vested Share Units are to be redeemed for cash pursuant to Section 9.13(ii) the definition of Market Price shall be amended so that it is calculated based on the volume weighted average trading price of the Common Shares from and including the Trading Day immediately following the end of the Blackout Period up to and including the Trading Day immediately preceding the Redemption Date. Notwithstanding the foregoing, with respect to Share Units of U.S. Participants this Section 13.2 shall not operate to establish a Redemption Date later than December 31st of the calendar year in which the Redemption Date, as determined without reference to this Section 13.2, occurs.

Article 14.
ADJUSTMENTS

14.1
Adjustments. Adjustments will be made at the discretion of the Board to (x) the Exercise Price of an Option, (y) the number of Common Shares or other securities issuable to a Participant upon exercise or redemption of an Award and/or (z) the maximum number of Common Shares that, pursuant to Sections 6.1 and 6.2, may at any time be reserved for issuance pursuant to Awards granted under this Plan in the following events and manner, subject to any required regulatory approvals and the right of the Board to make such other or additional adjustments as the Board considers to be appropriate in the circumstances:

(a)
upon (i) a subdivision of the Common Shares into a greater number of Common Shares, (ii) a consolidation of the Common Shares into a lesser number of Common Shares, or (iii) the issue of a stock dividend to holders of the Common Shares (excluding a stock dividend paid in lieu of a cash dividend in the ordinary course), the Exercise Price will be adjusted accordingly and the Company will deliver, upon exercise of an Option, in addition to or in lieu of the number of Common Shares in respect of which the right to purchase is being exercised, such greater or lesser number of Common Shares as result from the subdivision, consolidation or stock dividend;

(b)
upon (i) a capital reorganization, reclassification or change of the Common Shares, or (ii) if the outstanding Common Shares are changed into or exchanged for a different number of shares or into or for other securities of the Company or securities of another company or entity or for other consideration, whether through an arrangement, amalgamation or other similar procedure or otherwise, then on each exercise of the Option which occurs following such events, for each Common Share for which the Option is exercised, the Participant shall instead receive the number and kind of shares or other securities of the Company or other company or other consideration into which such Common Shares would have been changed or for which such Common Shares would have been exchanged if it had been outstanding on the date of such event;

(c)
upon the distribution by the Company to holders of the Common Shares of (i) shares of any class (whether of the Company or another Person) other than Common Shares, (ii) rights, options or warrants, (iii) evidences of indebtedness, or (iv) cash (excluding a cash dividend paid in the ordinary course), securities or other property or assets, the Exercise Price will be adjusted accordingly but no adjustment will be made to the number of Common Shares to be delivered upon exercise of an Option;

(d)
adjustments to the Exercise Price of an Option will be rounded up to the nearest one cent and adjustments to the number of Common Shares delivered to a Participant upon exercise of an Option and the maximum number of Common Shares that, pursuant to Section 6.1, may at any time be reserved for issuance pursuant to Awards granted under this Plan will be rounded down to the nearest whole Common Share; and

(e)	an adjustment will take effect at the time of the event giving rise to the adjustment, and the adjustments provided for in this Section 14.1 are cumulative.
Appropriate adjustments that are substantially similar in effect to the foregoing will be made at the discretion of the Board in respect of Share Units in the foregoing events and manner, subject to any required regulatory approvals and the right of the Board to make such other or additional adjustments as the Board considers to be appropriate in the circumstances.

14.2
Cancellation. The Board may, in its sole discretion, cancel any or all outstanding Awards and pay to the holders of any such Awards that are otherwise vested, in cash, the value of such Awards based upon the price per Common Share received or to be received by other shareholders of the Company in such event, provided that with respect to Awards to U.S. Participants, such cancellation and payout will be in a manner that does not violate Section 409A of the Code, to the extent it is applicable.

14.3
No Limitation. The grant of any Awards under this Plan will in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, amalgamate, reorganize, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets or engage in any like transaction.

14.4
No Fractional Shares. No adjustment or substitution provided for in this Article 14 will require the Company to issue a fractional Common Share or any other security in respect of any Awards and the total substitution or adjustment with respect to each Award will be limited accordingly.

Article 15.
SUSPENSION, AMENDMENT OR TERMINATION OF PLAN

15.1	Suspension, Amendment or Termination of Plan. The Board will have the right, at any time, to suspend or terminate this Plan and, subject to Section 15.2, may:

(a)	only to the extent approved by the shareholders of the Company, by ordinary resolution, make any amendment to any Award or this Plan that would:

(i)	increase the number of Common Shares, or rolling maximum, reserved for issuance under this Plan as set out in Section 6.1,

(ii)	increase the number of Common Shares, or rolling maximum, reserved for issuance for the award of full-value awards as set out in Section 6.2,

(iii)	reduce the Exercise Price per Common Share under any Option or cancel any Option and replace such Option with a lower Exercise Price per Common Share under such replacement Option,

(iv)	extend the term of an Award beyond its original expiry time,

(v)	permit an Award to be transferable or assignable to any Person other than in accordance with Section 10.10,

(vi)	expand the scope of persons eligible to participate in the Plan to include non-employee directors, or

(vii)	amend this Article 15, or

(b)
approve all amendments to the Plan or Awards granted under the Plan, other than those amendments specified in Section 15.1(a), in its discretion without the prior approval of shareholders of the Company. Without limiting the generality of the foregoing, the following types of amendments would not require shareholder approval:

(i)	amendments of a clerical nature, including, but not limited, to the correction of grammatical or typographical errors or clarification of terms,

(ii)	amendments that are necessary for Awards to qualify for favourable treatment under applicable tax laws,

(iii)	amendments to reflect any requirements of any regulatory authorities to which the Company is subject, including any Stock Exchange,

(iv)	amendments to any vesting provisions of an Award,

(v)	amendments to the expiration date of an Award that does not extend the term of an Award past the original date of expiration for such Award,

(vi)	amendments which increase the Exercise Price of an Option,

(vii)	amendments to the Target Milestones,

(viii)	amendments to the Performance Periods,

(ix)	amendments to expand the scope of persons eligible to participate in the Plan other than to non-employee directors,

(x)	amendments regarding the administration of the Plan, and

(xi)	amendments necessary to suspend or terminate the Plan.
Notwithstanding the foregoing, all procedures and necessary approvals required under the applicable rules and regulations of all regulatory authorities to which the Company is subject, including any Stock Exchange, shall be complied with and obtained in connection with any such suspension, termination or amendment to this Plan or amendments to any notice of award. Notwithstanding the foregoing and any other provision in the Plan, with respect to Share Units of U.S. Participants, any action to modify, amend or terminate such Share Units or the Plan will be undertaken in a manner that complies with Section 409A of the Code, to the extent it is applicable, and to the extent required to avoid adverse tax treatment.

15.2
Limitations. In exercising its rights pursuant to Section 15.1, the Board will not have the right to affect in a manner that is materially adverse to, or that materially impairs, the benefits and rights of any Participant under any Award previously granted under this Plan (except: (a) with the consent of such Participant; (b) as permitted pursuant to Article 14; or (c) for the purpose of complying with the requirements of any regulatory authorities to which the Company is subject, including any Stock Exchange).

15.3
Powers of the Board Survive Termination. The full powers of the Board as provided for in this Plan will survive the termination of this Plan until all Awards have been exercised, redeemed in full, forfeited or have otherwise expired.

Article 16.
GENERAL

16.1
No Rights as Shareholder. Nothing herein or otherwise shall be construed so as to confer on any Participant any rights as a shareholder of the Company with respect to any Common Shares reserved for the purpose of any Award.

16.2
Agreement. The Company and every Award awarded hereunder shall be bound by and subject to the terms and conditions of this Plan. By accepting an Award granted hereunder, the Participant expressly agrees with the Company to be bound by the terms and conditions of the Plan.

16.3
No Effect on Employment. Nothing in this Plan or any notice of award will confer upon any Participant any right to continue in the employ of or under contract with the Company or its Affiliates, or affect in any way the right of the Company or its Affiliates, to terminate their employment or engagement at any time or terminate their consulting contract, nor will anything in this Plan or any notice of award be deemed or construed to constitute an agreement or an expression of intent, on the part of the Company or its Affiliates to extend the employment of any Participant beyond the time that he or she would normally be retired pursuant to the provisions of any present or future retirement plan of the Company or its Affiliates, or any present or future retirement policy of the Company or its Affiliates, or beyond the time at which he or she would otherwise be retired pursuant to the provisions of any employment, engagement or consulting agreement with the Company or its Affiliates. Neither any period of notice nor any payment in lieu thereof upon termination of employment shall be considered as extending the period of employment for the purposes of this Plan.

16.4
No Obligation to Fund or Secure. Unless otherwise determined by the Board, the Plan, including any right of a Participant hereunder, shall remain an unfunded and unsecured obligation of the Company and any applicable Affiliates of the Company. Neither the establishment of the Plan nor the grant of Awards (or any action taken in connection therewith) shall be deemed to create a trust.

16.5	Administration Costs. The Company will be responsible for all costs relating to the administration of the Plan.

16.6
No Salary Deferral Arrangement. Notwithstanding any other provision of the Plan, it is intended that the Plan and the Awards granted thereunder not be considered “salary deferral arrangements” under the Income Tax Act (Canada) and the Plan shall be administered in accordance with such intention. Without limiting the generality of the foregoing, the Board may make such amendments to the terms of outstanding Awards (including, without limitation, changing the Vesting Dates, Expiry Dates and Redemption Dates thereof) as may be necessary or desirable, in the sole discretion of the Board, so that the Plan and the Awards outstanding thereunder are not considered “salary deferral arrangements”.

16.7
No Fettering of Directors’ Discretion. Nothing contained in this Plan will restrict or limit or be deemed to restrict or limit the right or power of the Board in connection with any allotment and issuance of Common Shares which are not allotted and issued under this Plan including, without limitation, with respect to other compensation arrangements.

16.8
Prior Plans. All options, restricted share units and performance share units granted by the Company prior to the Effective Date shall continue to be governed by the terms of the plans under which such options, restricted share units and performance share units were granted (the “Prior Grants”). For greater certainty, all Common Shares issuable pursuant to the terms of the Prior Grants shall be included when calculating the aggregate number of Common Shares that may be issuable pursuant to Section 6.1.

16.9
Applicable Law. The Plan and any notice of award granted hereunder will be governed, construed and administered in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. Any actions, proceedings or claims in any way relating to the Plan shall be commenced in the courts of the Province of British Columbia and the courts of the Province of British Columbia will have the exclusive jurisdiction to entertain any such action, proceeding or claim. The Company, each Participant and his or her Legal Representative, if applicable, hereby attorn to the jurisdiction of the courts of the Province of British Columbia.

SCHEDULE "A"
SSR MINING INC. 2017 SHARE COMPENSATION PLAN
TARGET MILESTONES FOR PERFORMANCE SHARE UNITS
Target Milestone
The Target Milestone for Performance Share Units granted shall be based on the total shareholder return (“TSR”) of the Company over the Performance Period compared with the TSR of a peer group of companies approved by the Committee (the “Comparator Companies”) over the same time period.
Performance Percentage
The Performance Percentage shall be determined as follows:

a)
for achievement of the Company’s TSR above the 50th percentile and up to the 100th percentile compared to the TSR of the Comparator Companies, the Performance Percentage will range from 101% to 200% calculated on a linear basis;

b)	if the Company’s TSR is equal to the 50th percentile compared to the TSR of the Comparator Companies, the Performance Percentage will be 100%;

c)
for achievement of the Company’s TSR above the 33rd percentile but less than the 50th percentile compared to the TSR of the Comparator Companies, the Performance Percentage will range from 51% to 75% calculated on a linear basis;

d)	if the Company’s TSR is equal to the 33rd percentile as compared to the TSR of the Comparator Companies, the Performance Percentage will be 50%; or

e)	if the Company’s TSR is less than the 33rd percentile as compared to the TSR of the Comparator Companies, 0%.

Performance level (relative TSR)	Payout (% of grant vesting)
>P50 to P100	101% - 200% (linear basis)
=P50	100%
>P33 but <P50	51% - 75% (linear basis)
=P33	50%
<P33	Nil